PRESS RELEASE

Investor Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.998.3478 kelliepruitt@htareit.com	Courtney L. Siegal Due Diligence Manager Healthcare Trust of America, Inc. 480.998.3478 courtneysiegal@htareit.com

Healthcare Trust of America, Inc. Announces
Third Quarter 2010 Financial Results

Scottsdale, Arizona (November 15, 2010) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, announced results for the third quarter ended September 30, 2010.

“As the only self-managed, non-traded REIT, HTA continues to successfully execute our business plan,” stated Scott D. Peters, Chief Executive Officer of HTA. “We have taken significant steps in the third quarter. With anticipated 2010 acquisitions of $800 million, significant self management cost savings, a new $200 million unsecured credit facility, a strong balance sheet, and a 91% portfolio occupancy, we continue to increase shareholder value.”

Financial Performance:

The Company increased funds from operations (“FFO”) for the fifth consecutive quarter since transitioning to self management in the third quarter of 2009. The Company’s FFO were $20.4 million for the quarter ended September 30, 2010. This reflects an increase of 9% over the second quarter FFO. It also reflects an increase of 559% over the comparable prior year quarter. In addition, the Company achieved net income of $1.1 million for the third quarter of 2010 compared to a net loss of $10.1 million for the third quarter of 2009.

Business Plan Execution:

The Company continued to successfully implement its business plan in the third quarter by maintaining its strong balance sheet with substantial liquidity and low debt leverage, and actively acquiring quality assets. During the third quarter, HTA maintained an overall portfolio occupancy of approximately 91%. The Company raised $174.6 million in equity through its dealer manager, Realty Capital Securities, in addition to distributions reinvested of $14.5 million.  This reflects an increase of 33% over the comparable prior year quarter when the Company raised $131.4 million in equity and reinvested distributions of $10.9 million. HTA has closed a total of $412.3 million in acquisitions since January 1, 2010 with an average occupancy of 96%. Of this amount, approximately $90.6 million was closed during the third quarter and an additional $69.5 million has closed to date in the fourth quarter. HTA has also secured an estimated $392 million in purchase and sale agreements to acquire healthcare real estate during the remainder of the fourth quarter 2010.

Acquisitions:

During the third quarter, HTA completed five new acquisitions as well as purchased one additional medical office building within an existing portfolio containing approximately 375,700 of gross leasable area (“GLA”) for an aggregate purchase price of $90.6 million. Since September 30, 2010, the Company has completed the acquisition of three medical office buildings including the Allegheny General Hospital Building, the Des Peres Medical Arts Pavilion II, and the Raleigh Medical Center. These acquisitions contain approximately 364,300 of GLA with an average occupancy of 98%, for a total purchase price of approximately $69.5 million.

The remaining purchase and sale agreements of approximately $392 million include 23 medical office buildings totaling approximately 1,548,000 of GLA. These pending acquisitions are expected to be completed prior to year end, subject to customary due diligence and closing conditions. With the closed acquisitions to date of approximately $412 million and these anticipated acquisitions, HTA continues to move toward achieving full MFFO distribution coverage.

Financing:

On October 13, 2010, the Company entered into a new credit agreement (“the Credit Agreement”) for an unsecured credit facility in the amount of $200 million. The lender group consists of JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc. The Credit Agreement has an initial term of 12 months with two three-month extension options. HTA is in the process of closing a three year credit facility with the existing lender group and an additional group of select banking relationships for $275 million. The longer term credit facility contains an accordion feature for additional credit up to $400 million, subject to various conditions. The Company has taken advantage of favorable borrowing rates, by putting in place approximately $33 million of mortgage financing with an average rate of 5.15% and an average term of eight years.

Self Management Completion:

On October 18, 2010, the Company entered into a Redemption Agreement with Grubb & Ellis Company and its affiliates (“Grubb & Ellis”). Under this agreement, HTA bought out the partnership interest that Grubb & Ellis held in HTA’s operating partnership, including the subordinated distribution rights upon the occurrence of certain liquidity events. All remaining issues were resolved with this final step in the successful transition to self-management.

Third Quarter Reporting Highlights

Modified Funds from Operations:

The Company’s modified funds from operations (“MFFO”) attributable to controlling interest were $21.4 million for the 2010 third quarter, representing 71% of distributions paid during the quarter compared to 54% for the comparable quarter in the prior year. See the reconciliation of MFFO attributable to controlling interest to net income (loss) below.

Funds from Operations:

The Company’s FFO attributable to controlling interest for the quarter ended September 30, 2010 were $20.4 million, representing 68% of distributions paid during the quarter. This is a 54% increase over the third quarter of 2009. See the reconciliation of FFO attributable to controlling interest to net income (loss) below.

Revenues:

Total revenues for the three months ended September 30, 2010 were $52.5 million compared to $31.7 million for the three months ended September 30, 2009, which represents an increase of 66%. Revenues during the third quarter increased 11% over 2010 second quarter revenues of $47.3 million. Total revenues for the nine months ended September 30, 2010 were $145.6 million compared to $92.0 million for the nine months ended September 30, 2009, which represents an increase of 58%.

Cost Savings:

For the three and nine months ended September 30, 2010, HTA would have been required to pay acquisition, asset management and above market property management fees of approximately $7.9 million and $24.9 million, respectively, to its former advisor if the Company was not self-managed. The cost of self-management during the three and nine months ended September 30, 2010 was $2.8 million and $7.1 million, respectively. Therefore, the Company achieved a cost savings of $5.1 million ($7.9 million minus $2.8 million) for the three months ended September 30, 2010 and $17.8 million ($24.9 million minus $7.1 million) for the nine months ended September 30, 2010 resulting from its self-management cost structure.

Net Operating Income:

In the third quarter of 2010, net operating income (“NOI”) increased to $34.7 million, representing a 10% increase over NOI for the second quarter and a 63% increase over third quarter 2009 NOI of $21.3 million. See the reconciliation of NOI to net income (loss) below.

Investments:

The Company completed five acquisitions and one add-on acquisition in the third quarter of 2010. These acquisitions involved eight medical office buildings totaling approximately 375,700 square feet of GLA.  The total purchase price of these acquisitions was approximately $90.6 million. During the nine months ended September 30, 2010, the Company completed 17 new acquisitions as well as purchased three additional medical office buildings within existing portfolios. Additionally, the Company purchased the remaining 20.0% interest in a joint venture that owned one of its portfolios. The aggregate purchase price of the properties and joint venture interest was $342,745,000.

As of September 30, 2010, the Company has made 70 acquisitions which include 189 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities, four other office buildings, and two other real estate-related assets. These acquisitions comprise 208 buildings with approximately 8,943,000 square feet of GLA for an aggregate purchase price of approximately $1.8 billion located in 24 states. The average portfolio occupancy was approximately 91% as of September 30, 2010. The Company was able to close its third quarter 2010 acquisitions primarily with cash while maintaining a low debt ratio as noted below.

Balance Sheet and Liquidity:

During the third quarter of 2010, the Company continued to maintain a strong balance sheet with total assets of $1.99 billion, including cash on hand of approximately $221 million as of September 30, 2010. With debt of $594 million as of September 30, 2010, the Company’s leverage as a percentage of its total assets was approximately 30%. Through the end of the fourth quarter 2010, the Company has approximately $79.2 million, or 13% of its total debt balance, coming due. Of this amount, the Company plans to exercise its extension right for an additional 12 months on $22 million and refinance $46 million at a lower interest rate.

The Company has been able to take advantage of recent low interest rates to lower our average cost of corporate debt. During the third quarter, the Company secured long-term financing with both Goldman Sachs and Riversource Life Insurance Company, amounting to approximately $33.3 million with an average loan term of eight years and an average interest rate of 5.15%. As of September 30, 2010, the Company had a weighted average interest rate of 4.50%.

“We have been able to lower our average cost of capital by locking in low interest rates on secured mortgage loans,” stated Kellie S. Pruitt, Chief Financial Officer of HTA. “In addition, our unsecured credit facility shows the capacity of our balance sheet and places us in an advantageous position to achieve our growth objectives.”

Funds from Operations and Modified Funds from Operations

FFO is a non-GAAP measure that the Company defines consistent with the standards established by NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

MFFO is a non-GAAP financial measure that the Company defines as FFO less acquisition expenses and one-time transition charges.

The following is the reconciliation of FFO and MFFO attributable to controlling interest to net income (loss) for the three and nine months ended September 30, 2010 and September 30, 2009:

	Three months ended September	Three months ended September 30, 2009	Nine months ended	Nine months ended
	30, 2010		September 30, 2010	September 30, 2009

Net income (loss)	$1,008,000	$(10,074,000)	$771,000	$(20,409,000)
Add:
Depreciation and amortization —	19,854,000	13,287,000	55,767,000	39,231,000
consolidated properties
Net (income) loss attributable	125,000	(70,000)	60,000	(241,000)
to noncontrolling interest of limited partners
Less:	(616,000)	(51,000)	(667,000)	(77,000)
Depreciation and amortization related to noncontrolling interests

FFO attributable to controlling	$20,371,000	$3,092,000	$55,931,000	$18,504,000
interest

FFO per share – basic and diluted	$0.12	$0.03	$0.36	$0.18

Add:
Acquisition-related expenses(1)	1,019,000	5,920,000	6,845,000	9,100,000
One-time transition charges(2)	-	2,857,000	1,006,000	3,718,000

MFFO attributable to controlling	$21,390,000	$11,869,000	$63,782,000	$31,322,000
interest

MFFO per share – basic and diluted	$0.13	$0.10	$0.41	$0.30

Weighted average common shares	166,281,800	124,336,078	155,480,689	105,257,482
outstanding – basic
Weighted average common shares	166,480,852	124,336,078	155,679,741	105,257,482
outstanding – diluted

(1)	Prior to 2009, acquisition-related expenses were capitalized and have historically been added back to FFO over time through depreciation; however, beginning in 2009, acquisition-related expenses related to business combinations are expensed. These acquisition-related expenses are funded from the proceeds of the Company’s debt financing and offerings and not from operations. The Company believes by excluding expensed acquisition-related expenses, MFFO provides useful supplemental information that is comparable for its real estate investments.

(2)	FFO includes certain charges related to the cost of our transition to self-management. These items include, but are not limited to, additional professional expenses and system conversion costs (including updates to certain estimate development procedures) as well as non-recurring employment costs. Because MFFO excludes such costs, management believes MFFO provides useful supplemental information by focusing on the changes in our fundamental operations that will be comparable rather than on +such transition charges. We do not believe such costs will recur after our transition to a self-management infrastructure is complete.

Net Operating Income

NOI is a non-GAAP financial measure that the Company defines as net income (loss), computed in accordance with GAAP, generated from properties before interest expense, general and administrative expenses, depreciation, amortization and interest and dividend income. The following is the reconciliation of NOI to net loss for the three and nine months ended September 30, 2010 and September 30, 2009:

	Three Months Ended September 30,		Nine months Ended September 30,
	2010	2009	2010	2009
Net income (loss)	$1,008,000	$(10,074,000)	$771,000	$(20,409,000)
Add:
General and administrative expense	5,096,000	3,979,000	12,781,000	9,072,000
Acquisition-related expenses(1)	1,019,000	5,920,000	6,845,000	9,100,000
Asset management fees	—	1,196,000	—	3,783,000
Depreciation and amortization	19,854,000	13,287,000	55,767,000	39,231,000
Interest Expense	7,706,000	7,006,000	21,900,000	18,644,000
Less:
Interest and dividend income	(24,000)	(60,000)	(74,000)	(233,000)

Net operating income	$34,659,000	$21,254,000	$97,990,000	$59,188,000

(1)	Prior to 2009, acquisition-related expenses were capitalized and have historically been added back to FFO over time through depreciation; however, beginning in 2009, acquisition-related expenses related to business combinations are expensed. These acquisition-related expenses are funded from the proceeds of the Company’s debt financings and offerings and not from operations. We believe by excluding expensed acquisition-related expenses, NOI provides useful supplemental information that is comparable for our real estate investments.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $412.3 million in medical office and healthcare-related assets. These assets include a total of 19 acquisitions representing approximately 1.90 million square feet. Since its formation in 2006, HTA has made 72 geographically diverse acquisitions valued at approximately $1.87 billion based on purchase price, which includes 211 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 9.3 million square feet and includes 191 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: if the closing conditions to our pending acquisitions are not satisfied, these acquisitions may not be completed; the conditions to our obtaining a longer-term unsecured credit facility may not be satisfied and such facility may not be obtained; our results may be impacted by, among other things, uncertainties relating to the debt and equity capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is neither an offer to sell nor an offer to buy any securities. Offerings are made only by means of a prospectus.

Healthcare Trust of America, Inc.

Summary Balance Sheets
(Unaudited)

As of September 30, 2010 and December 31, 2009

                                                                    September 30,          December 31,

                                                                         2010                  2009

                                                  ASSETS

Total assets                                                          $1,996,907,000   $1,673,535,000
                              ======================================================   ==============

                                          LIABILITIES AND     EQUITY

Total liabilities                                              655,953,000                598,669,000

Redeemable noncontrolling interest of limited partners           4,049,000                  3,549,000

Total equity                                                 1,336,905,000              1,071,317,000
                                                            --------------   ------------------------

Total liabilities and equity                                $1,996,907,000             $1,673,535,000
                                                            ==============   ========================

Healthcare Trust of America, Inc.
Summary Statements of Operations
	(Unaudited)
	Three months ended September 30,		Nine months ended	September 30,
	2010	2009	2010	2009
Total Revenues:	$52,496,000	$31,748,000	$145,577,000	$92,042,000
Expenses:
Rental expenses	17,837,000	10,494,000	47,587,000	32,854,000
General and administrative expenses	5,096,000	3,979,000	12,781,000	9,072,000
Asset management fees	—	1,196,000	—	3,783,000
Acquisition-related expenses	1,019,000	5,920,000	6,845,000	9,100,000
Depreciation and amortization	19,854,000	13,287,000	55,767,000	39,231,000

Total expenses	43,806,000	34,876,000	122,980,000	94,040,000

Income (loss) before other income (expense)	8,690,000	(3,128,000)	22,597,000	(1,998,000)
Other income (expense):	(7,682,000)	(6,946,000)	(21,826,000)	(18,411,000)

Net income (loss)	$1,008,000	$(10,074,000)	$771,000	$(20,409,000)

Less: Net income attributable to
noncontrolling interest of	125,000	(70,000)	60,000	(241,000)
limited partners

Net income (loss) attributable to	$1,133,000	$(10,144,000)	$831,000	$(20,650,000)
controlling interest

Net income (loss) per share	$0.01	$(0.08)	$0.01	$(0.20)
attributable to controlling interest on distributed and undistributed earnings — basic and diluted

Weighted average number of shares outstanding	166,281,800	124,336,078	155,480,689	105,257,482

— basic	166,480,852	124,336,078	155,679,741	105,257,482

— diluted